Exhibit 99.1

NOTICE OF DEFAULT AND

NOTICE OF SALE OF COLLATERAL

Reference is made to the Senior Secured Redeemable Convertible Debenture (the “Debenture”) issued by Gopher Protocol Inc., a Nevada corporation (the “Company” or “Corporation”) to Discover Growth Fund, LLC, a U.S. Virgin Islands limited liability company (the “Investor” or “Holder”) on December 3, 2018, pursuant to the Securities Purchase Agreement of even date therewith (the “Agreement”).

Pursuant to Section V.G of the Agreement, “G. Events of Default. Company shall, at Investor’s option, be in default under this Agreement upon the happening of any of the following events or conditions (each, an ‘Event of Default’): … (b) the failure by Company to perform any of its other obligations under the Debenture, this Agreement or any Transaction Document within 10 business days of notice from Investor of the same; … or (g) the occurrence of any 3 or more Trigger Events under the Debenture.”

Pursuant to Section V.G(g) of the Agreement, Investor hereby declares Company in default under the Agreement due to the occurrence of any 3 or more Trigger Events under the Debenture. At least the following Trigger Events are known to have occurred to date:

1.                  Company replaced Empire Stock Transfer Inc. as Company’s transfer agent before a reputable registered transfer agent agreed in writing to serve as Company’s transfer agent and to be bound by all terms and conditions of the Transfer Agent Instructions. Debenture § I.H.1.c, Transfer Agent Instructions, p. 2.

2.                  Company failed to engage a suitable replacement reputable registered transfer agent that agreed to serve as transfer agent for Company and be bound by the terms and conditions of the Transfer Agent Instructions as soon as practicable and in any event within 2 Trading Days. Debenture § I.H.1.c, Transfer Agent Instructions, p. 2.

3.                  On May 20, 2019, Company made an objection and instruction to its transfer agent, West Coast Stock Transfer Inc., not to comply with the Delivery Notice from Investor dated May 17, 2019. Debenture § I.H.1.i.

4.                  Effective May 22, 2019, Company’s Common Stock is not designated for trading on the OTCQB or a higher stock market. Debenture § I.H.1.p, § I.G.6.c(ii).

5.                  On May 24, 2019, Company issued a press release relating to and referencing Investor, the Debenture and the transactions contemplated thereby, without providing it to Investor for review and approval prior to issuing. Debenture § I.H.d, Agreement § IV.D.

6.                  On May 24, 2019, Company filed a current report on Form 8-K relating to and referencing Investor, the Debenture and the transactions contemplated thereby, without providing it to Investor for review and approval prior to filing. Debenture § I.H.d,

Agreement § IV.D.

7.                  On May 27, 2019, Company advised Investor’s brokers that a registration statement is not effective and available for the resale of all Conversion Shares. Debenture § I.H.1.g.

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8.                  On May 27, 2019, Company advised Investor’s brokers that a registration statement is not effective and available for the resale of all Conversion Shares, and an exemption is not available for the resale of all the Conversion Shares without restriction. Debenture § I.H.1.p, § I.G.6.c(iv).

9.                  Company states that it permitted its transfer agent to issue shares of Common Stock to Holder which, when aggregated with all other shares of Common Stock then deemed beneficially owned by Holder, would result in Holder owning more than 4.99% of all Common Stock outstanding immediately after giving effect to such issuance. Debenture § I.H.1.c, § I.G.7.

In addition, Pursuant to Section V.G(b) of the Agreement, Investor hereby gives notice of the failure by Company to perform its obligations under the Debenture and the Agreement by reason of each of the foregoing.

Pursuant to Section V.H of the Agreement, “H. Remedies. Upon the occurrence of any Event of Default and at any time thereafter, Investor may declare all Obligations secured hereby immediately due and payable and shall have, in addition to any remedies provided herein or by any applicable law or in equity, all the remedies of a secured party under the UCC. …”

Pursuant to Section V.H of the Agreement, Investor hereby declares all Obligations secured by the Agreement immediately due and payable.

Pursuant to Section V.H of the Agreement, Investor hereby provides Company with notice of Investor’s public sale and disposition of all of the Collateral at 10:00 am Eastern time on Monday, June 24, 2019 at 5330 Yacht Haven Grande, Suite 206, St. Thomas VI 00802. Pursuant to Section V.H(d) of the Agreement, Company is hereby required to assemble the Collateral and make it available to Investor at such place prior to such time.

The foregoing is without waiver of any of Investor’s right or remedies, including, but not limited to, the right to damages for Company’s multiple unexcused material breaches of the Agreement, Debenture and Transaction Documents.

All of the foregoing are without waiver of any rights or remedies of Investor, all of which are expressly reserved.

Dated: May 28, 2019                                                      DISCOVER GROWTH FUND, LLC

                                                                                            By:

                                                                                         John Kirkland

                                                                                           President of G.P. of Member

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